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                                                                  EXHIBIT 23.1
                                                                  ------------


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Wang Laboratories, Inc. for the registration of 1,500,000 shares of its Common Stock and 2,760,414.52 shares of its 11% Exchangeable Preferred Stock and to the incorporation by reference therein of our report dated July 27, 1994 except for Note K, as to which the date is September 19, 1994, with respect to the consolidated financial statements and schedules of Wang Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1994, filed with the Securities and Exchange Commission.



                               ERNST & YOUNG LLP

Boston, Massachusetts
April 12, 1995